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                                                                   EXHIBIT 4.(E)


                         REDDI BRAKE SUPPLY CORPORATION

                          CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF DESIGNATION OF
                            CLASS B PREFERRED STOCK

                    Nevada Revised Statutes Section 78.1955

         The undersigned, being the President and the Secretary of Reddi Brake Supply Corporation, a Nevada corporation (the "Corporation"), do hereby certify that:

         1. The original Certificate of Designation (the "Certificate of Designation") of the Corporation's authorized preferred stock designated as Class Preferred Stock (the "Class B Preferred Stock") was filed in the Office of the Nevada Secretary of State on March 25, 1996.

         2. The Board of Directors of the Corporation, pursuant to the authority granted in Article IV of the Corporation's Articles of Incorporation, as amended, has adopted a resolution amending the Certificate of Designation to increase the number of authorized shares of Class B Preferred Stock from 400,000 to 550,000.

         3. As of the execution of this Certificate of Amendment, no shares of the Class B Preferred Stock have been issued.

         DATED this 22nd day of April, 1996.


                                                    ____________________________
                                                    Richard McGorrian, President


                                                    ____________________________
                                                    S. Gerald Birin, Secretary